UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant: ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

ONSTREAM MEDIA CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ____________
(2)	Aggregate number of securities to which transaction applies: ____________
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ____________

(4)	Proposed maximum aggregate value of transaction: _________
(5)	Total fee paid: ___________

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) (2) (3) (4)	Amount previously paid:___________ Form, Schedule or Registration Statement No.:___________ Filing Party:_______ Date Filed: ___________

ONSTREAM MEDIA CORPORATION

1291 SW 29th Avenue, Pompano Beach, Florida 33069

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 28, 2012

To the Stockholders of Onstream Media Corporation:

We will hold the 2012 Annual Meeting of the stockholders of Onstream Media Corporation (the “Annual Meeting”), a Florida corporation, on September 28, 2012 at 10 a.m., local time, at Onstream’s corporate offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069, to consider and vote upon the following matters:

1)	To elect a Board of Directors consisting of seven members to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
2)	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2012; and
3)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR Proposals 1 and 2.

The close of business on August 3, 2012 has been fixed by Onstream's Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.  Only holders of record of Onstream common stock at the close of business on the record date may attend and vote at the Annual Meeting.  A list of such stockholders will be available for inspection at the principal offices of Onstream, located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069, during ordinary business hours for the ten-day period prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign and return the proxy card as promptly as possible.

You may revoke your proxy in the manner described in the accompanying proxy at any time before it is voted at the Annual Meeting.  Executed proxies with no instructions indicated thereon will be voted FOR the election of the proposed directors, FOR ratification of the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2012 and, in the discretion of the proxy holders, on each of the other proposals that may properly come before the Annual Meeting.

If you plan on attending the meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

As we did for the first time last year, we will be fully utilizing the Securities and Exchange Commission rule that allows us to provide our proxy materials to our shareholders over the Internet. By doing so, most of our shareholders will only receive a notice containing instructions on how to access the proxy materials over the Internet and vote by mail or, in some cases, online or by telephone. If you would still like to request paper copies of the proxy materials, you may follow the instructions on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

Important Notice Regarding the Availability of Proxy Material

for the Shareholder Meeting to be Held on September 28, 2012

The Proxy Statement, Annual Report on Form 10-K for the year ended September 30, 2011, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, are available on the Internet at www.onsm.com/proxy.

By Order of the Board of Directors,

/s/ Randy S. Selman
Randy S. Selman
President, Chief Executive Officer and
Chairman of the Board

Pompano Beach, Florida
August 13, 2012

TABLE OF CONTENTS
GENERAL		1

QUESTIONS AND ANSWERS		1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		4

MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING		7

PROPOSAL 1: ELECTION OF DIRECTORS		7
A.	General	7
B.	Information about the Nominees	7
C.	Director Independence	10
D.	Board Meetings And Committees; Annual Meeting Attendance	10
E.	Board Leadership Structure & Role In Risk OVERSIGHT	14
F.	Communications with Directors	14
G.	Directors' Compensation	14
H.	Non-Director Executive Officers	16
I.	Executive Compensation	16
J.	Employment Agreements	20
K.	Compliance with Section 16(a) of the Exchange Act	21
L.	Transactions with Related Persons	21
M.	Code of Conduct and Ethics	24
N.	Required Vote for Nominees	25

PROPOSAL 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS		26

DIRECTIONS TO THE MEETING		28

OTHER MATTERS		28

DISSENTER’S RIGHTS		28

FUTURE STOCKHOLDER PROPOSALS		28

PAPER COPIES OF PROXY MATERIALS		28

ELECTRONIC ACCESS TO PROXY STATEMENT AND PERIODIC REPORTS		28

HOUSEHOLDING OF ANNUAL MEETING MATERIALS		28

WHERE YOU CAN FIND MORE INFORMATION		29

ONSTREAM MEDIA CORPORATION

PROXY STATEMENT

DATED AUGUST 13, 2012

2012 ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 28, 2012

Shareholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxies

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 28, 2012

You are receiving this communication because you hold shares in Onstream Media Corporation.  As we did for the first time last year, we will be fully utilizing the Securities and Exchange Commission rule that allows us to provide our proxy materials to our shareholders over the Internet. By doing so, most of our shareholders will only receive a notice containing instructions on how to access the proxy materials over the internet and vote by mail or, in some cases, online or by telephone. If you would still like to request paper copies of the proxy materials, you may follow the instructions on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

GENERAL

Proxies are being solicited on behalf of the Board of Directors of Onstream Media Corporation for use at the 2012 Annual Meeting of shareholders to be held on September 28, 2012 at 10 a.m. local time, at Onstream’s corporate offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069. These proxy solicitation materials will be mailed on or about August 13, 2012 to all shareholders entitled to vote at the Annual Meeting.

Whether or not you are able to attend Onstream's Annual Meeting, you are urged to complete and return either the enclosed proxy or the proxy that you download from www.onsm.com/proxy, which is solicited by Onstream's Board of Directors and which will be voted as you direct on your proxy and when properly completed. In the event no directions are specified, such proxies will be voted FOR Proposal 1 (election of directors); FOR Proposal 2 (ratification of independent accountants) and FOR any other matters that may properly come before the Annual Meeting.  All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

1.           What may I vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1)	To elect a Board of Directors consisting of seven members;
2)	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2012; and
3)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

2.            How does the Board recommend that I vote on the Proposals?

The Board of Directors recommends a vote FOR Proposals 1 and 2.

3.            How do I vote?

You may vote in person at the Annual Meeting or by completing, signing and dating the proxy card that may be mailed to you or, if not mailed to you, that you download from www.onsm.com/proxy, and mailing it to us so that it is received prior to the Annual Meeting. In addition to voting by mail, a number of banks and brokerage firms are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that also offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on September 27, 2012.

4.            Can I revoke my proxy?

Yes, you may revoke or change your proxy at any time before the Annual Meeting. To do this you may send a written notice of revocation or another signed proxy with a later date to the Secretary at Onstream's principal executive offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069, at least one business day prior to the Annual Meeting.  You may also revoke your proxy by attending the Annual Meeting, delivering a written notice of revocation to the Inspector of Elections, and then voting in person.  Attendance at the Annual Meeting by itself will not be sufficient to revoke a proxy.

5.            Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock as of the close of business on August 3, 2012 are entitled to notice of and to vote at the Annual Meeting.

6.            How many votes may be cast?

On August 3, 2012, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 12,441,700 shares of Onstream common stock outstanding.  Each Onstream stockholder of record on August 3, 2012 is entitled to one vote for each share of Onstream common stock held by such stockholder on that date.

7.            What is a "quorum"?

A "quorum" is a majority of the outstanding shares entitled to vote. The shares may be present or represented by proxy.

8.          What vote is required to approve the Proposals?

Once a quorum has been established, a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is necessary to elect the directors (Proposal 1) and a greater number of affirmative votes than negative votes is necessary to ratify the appointment of independent accountants (Proposal 2).  If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

9.          What happens if I abstain?

Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the Proposals, shares represented by such proxies will not be treated as affirmative votes.

10.          How will the votes be tabulated at the Annual Meeting?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting, and such Inspector of Elections will also determine whether or not a quorum is present.

11.          How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the Proposals described in this proxy, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxy holder, Randy S. Selman, to vote on such matters at his discretion.

12.          Who are the largest principal shareholders?

For information regarding holders of more than 5% of Onstream Media’s outstanding common stock, see "Security Ownership of Certain Beneficial Owners and Management", appearing later in this proxy.

13.          Who will bear the cost of this solicitation?

We will pay the costs of solicitation, including the preparation, assembly, printing and mailing of the proxies and any additional soliciting material furnished to stockholders.  We do not presently intend to solicit proxies other than by mail.  Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  Such brokers, fiduciaries and custodians may be reimbursed for their costs of forwarding the solicitation material to such beneficial owners.  Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation.  We anticipate that the costs of the solicitation, including printing and mailing costs, will not exceed $25,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of our common stock as of August 3, 2012 held by:

•                     persons who own beneficially more than 5% of our outstanding common stock,

•                     our directors,

•                     named executive officers, and

•                     all of our directors and officers as a group.

                Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.  A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from August 3, 2012 upon exercise of options, warrants, convertible securities or other rights to receive our common shares. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants, convertible securities or other rights to receive our common shares that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof (unless otherwise indicated below) have been exercised. All information is based upon a record list of stockholders received from our transfer agent as of August 3, 2012. At that date, approximately 82% of our outstanding shares were held by CEDE & Co., which is accounted for as a single shareholder of record for multiple beneficial owners. CEDE & Co. is a nominee of the Depository Trust Company (DTC), with respect to securities deposited by participants with DTC, e.g., mutual funds, brokerage firms, banks, and other financial organizations.  Shares held by CEDE & Co. are not reflected in the following table.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Randy S. Selman (1)	257,285	2.00%
Alan M. Saperstein (2)	257,598	2.00%
Clifford Friedland (3)	237,864	1.90%
David Glassman (4)	237,836	1.90%
Robert E. Tomlinson (5)	138,958	1.10%
Charles C. Johnston (6)	137,159	1.10%
Carl L. Silva (7)	12,500	0.10%
Leon Nowalsky (8)	12,500	0.10%
Robert D. (“RD”) Whitney (9)	25,000	0.20%
All directors and officers as a group (nine persons) (10)	1,316,702	9.80%
Austin Lewis (11)	944,758	7.60%

(1)

Includes 1,660 shares of our common stock presently outstanding, vested options to acquire 45,000 common shares at $1.23 per share, vested options to acquire 75,000 common shares at $9.42 per share, vested options to acquire 68,958 common shares at $10.38 per share and vested options to acquire 66,667 common shares at $15.00 per share. Excludes unvested options to acquire 45,000 common shares at $1.23 per share, unvested options to acquire 75,486 common shares at $0.97 per share and options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

(2)

Includes 1,973 shares of our common stock presently outstanding, vested options to acquire 45,000 common shares at $1.23 per share, vested options to acquire 75,000 common shares at $9.42 per share, vested options to acquire 68,958 common shares at $10.38 per share and vested options to acquire 66,667 common shares at $15.00 per share. Excludes unvested options to acquire 45,000 common shares at $1.23 per share, unvested options to acquire 68,624 common shares at $0.97 per share and options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

(3)

Includes 74,538 shares of our common stock presently outstanding, 24,684 shares of our common stock held by Titan Trust, 24,684 shares of our common stock held by Dorado Trust, vested options to acquire 45,000 common shares at $1.23 per share, vested options to acquire 68,958 common shares at $10.38 per share and vested options to acquire 14,810 common shares at $20.26 per share. Excludes unvested options to acquire 45,000 common shares at $1.23 per share, unvested options to acquire 60,982 common shares at $0.97 per share and options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued. Mr. Friedland is the control person and beneficial owner of both Titan Trust and Dorado Trust and exercises sole voting and dispositive powers over these shares.

(4)

Includes 74,510 shares of our common stock presently outstanding, 24,684 shares of our common stock held by JMI Trust, 24,684 shares of our common stock held by Europa Trust, vested options to acquire 45,000 common shares at $1.23 per share, vested options to acquire 68,958 common shares at $10.38 per share and vested options to acquire 14,810 common shares at $20.26 per share. Excludes unvested options to acquire 45,000 common shares at $1.23 per share, unvested options to acquire 60,982 common shares at $0.97 per share and options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued. Mr. Glassman is the control person and beneficial owner of both JMI Trust and Europa Trust and exercises sole voting and dispositive powers over these shares.

(5)

Includes vested options to acquire 45,000 common shares at $1.23 per share, vested options to acquire 25,000 common shares at $7.26 per share and vested options to acquire 68,958 common shares at $10.38 per share.  Excludes 41,073 restricted common shares that may not be transacted by Mr. Tominson for any reason whatsoever prior to Board approval, which has not been granted, unvested options to acquire 45,000 common shares at $1.23 per share and options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficent increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

(6)

Includes 34,686 shares of our common stock presently outstanding, 73,203 shares of our common stock held by J&C Resources, LLC, 103 shares of our common stock held by Asset Factoring, Ltd., vested options to acquire 12,500 common shares at $1.23 per share and vested options to acquire 16,667 Onstream common shares at $9.42 per share. Excludes unvested options to acquire 12,500 common shares at $1.23 per share and options to purchase 25,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued. Mr. Johnston is the control person of J&C Resources, LLC and Asset Factoring, Ltd. and exercises sole voting and dispositive powers over these shares.  Mr. Johnston's holdings exclude our securities owned by CCJ Trust. CCJ Trust is a trust for Mr. Johnston's adult children and he disclaims any beneficial ownership interest in CCJ Trust.

(7)

Includes vested options to acquire 12,500 common shares at $1.23 per share. Excludes unvested options to acquire 12,500 common shares at $1.23 per share and options to purchase 25,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

(8)

Includes vested options to acquire 12,500 common shares at $1.23 per share. Excludes unvested options to acquire 12,500 common shares at $1.23 per share and options to purchase 25,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

(9)	Includes vested options to acquire 25,000 common shares at $1.00 per share.
(10)	See footnotes (1) through (9) above.
(11)

Includes 944,758 shares of our common stock presently outstanding. These shares of common stock are as reported on a Form 13G/A filed by Lewis Asset Management on January 5, 2009 and attributing beneficial ownership of 777,508 shares to Lewis Opportunity Fund and beneficial ownership of 167,250 shares to LAM Opportunity Fund, Ltd. These numbers are after adjustment of the reported shares to reflect the 1-for-6 reverse split of our common stock that was effective on April 5, 2010. As of August 3, 2012 Lewis Asset Management has not filed any update to this information and we have not undertaken to request an update from them. Mr. Lewis is the control person and beneficial owner of these entities and exercises sole voting and dispositive powers over these shares.

Lincoln Park Capital Fund, LLC (“LPC”) has beneficial ownership of 1,247,907 common shares as of August 3, 2012, comprised of (i) 200,000 shares of our common stock presently outstanding (ii) 420,000 shares of our common stock issuable upon conversion of Series A-14 held by it and (iii) 627,907 shares that could be purchased under a warrant currently exercisable at approximately $1.72 per share (the “LPC Warrant”). These 1,247,907 shares would represent approximately 9.2% beneficial ownership as of August 3, 2012. However, the number of shares of Onstream common stock that can be issued upon the conversion of Series A-14 and/or the exercise of the LPC Warrant is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of Onstream common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock, although this percentage may be changed at the holder’s option upon not less than 61 days advance notice to us and provided the changed limitation does not exceed 9.99%. This 4.999% limitation is less than the 5% threshold for inclusion of LPC in the beneficial ownership table above.

The number of shares underlying the LPC Warrant is subject to adjustment in accordance with certain anti-dilution provisions. Although the anti-dilution provisions of the LPC Warrant provide that the exercise price may not be adjusted below $1.72 per share, those provisions do allow that in the event of an equity issuance by us below $1.72 per share, the number of shares underlying the LPC Warrant would be increased by 12,000 shares for every $0.01 that equity issuance is below $1.72, such additional shares not to exceed 564,000. As of August 3, 2012, certain equipment notes with a remaining outstanding balance of $350,000 are convertible to 583,333 common shares, based on the contractual conversion rate of $0.60 per share. However, the LPC Warrant anti-dilution provisions, with respect to conversion of those equipment notes, include a provision that adjusts the per share price dilution from such conversion based on the ratio of the number of conversion shares issued to the total number of shares outstanding at that time. The issuance of 583,333 shares upon conversion of the equipment notes would represent approximately 5% of our current share base. Therefore the dilutive effective of a conversion of the equipment notes at $0.60 per share would be reduced from $1.12 per share to approximately $0.06 per share. Accordingly, in the event of the conversion of the equipment notes the number of shares underlying the LPC Warrant would be increased by approximately 72,000 shares.

Mr. Fred Deluca has beneficial ownership of 392,523 shares as of August 3, 2012, issuable upon conversion of a note (the “Rockridge Note”) held by Rockridge Capital Holdings, LLC (“Rockridge”). Mr. Deluca is the control person and beneficial owner of Rockridge and exercises sole voting and dispositive powers over these shares. These 392,523 shares represent approximately 3.0% beneficial ownership, which is less than the 5% threshold for inclusion of Mr. Deluca in the beneficial ownership table above. However, in connection with the transaction giving rise to the Rockridge Note, Rockridge may also receive an origination fee upon not less than sixty-one (61) days written notice to us, payable by our issuance of 366,667 restricted Onstream common shares. Based on the 60 day threshold discussed above, these shares are not considered to be beneficially owned by Rockridge or Mr. Deluca as of August 3, 2012. However, if these 366,667 shares were added to the 392,523 which are considered beneficially owned by Mr. Deluca as of that date, the combined total of 759,190 shares would represent 5.7% beneficial ownership.

Upon notice from Rockridge at any time and from time to time prior to the Maturity Date, the outstanding balance of the Rockridge Note may be converted into a number of restricted shares of Onstream common stock. The conversion will use a conversion price of eighty percent (80%) of the fair market value of the average closing bid price for Onstream common stock for the twenty (20) days of trading on The NASDAQ Capital Market (or such other exchange or market on which Onstream common shares are trading) prior to such Rockridge notice, but such conversion price will not be less than $2.40 per share.  We will not effect any conversion of the Rockridge Note, to the extent Rockridge and Frederick DeLuca, after giving effect to such conversion, would beneficially own in excess of 9.9% of our outstanding common stock (the “Beneficial Ownership Limitation”).  The Beneficial Ownership Limitation may be waived by Rockridge upon not less than sixty-one (61) days prior written notice to us unless such waiver would result in a violation of the NASDAQ shareholder approval rules. The minimum conversion price of $2.40 per share would result in the issuance of 392,523 common shares upon the conversion of the remaining outstanding balance of the Rockridge Note as of August 3, 2012, which was $942,055.

 MATTERS TO BE CONSIDERED AT THE 2012 ANNUAL MEETING

PROPOSAL 1:   ELECTION OF DIRECTORS

 A.           General

At the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated Randy S. Selman, Alan M. Saperstein, Clifford Friedland, Charles C. Johnston, Carl L. Silva, Leon Nowalsky and Robert D. (“RD”) Whitney (each of whom is currently a director of Onstream), for election to our Board.  Each nominee has consented to serve as a director if elected.

Our bylaws provide that the number of directors shall be no less than one and no more than nine. Our Board of Directors currently consists of seven directors. Each director is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.  Our bylaws permit the Board to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

B.           Information about the Nominees

Our Board of Directors currently consists of the following seven members, nominated for reelection:

Name	Age	Position	Director Since
Randy S. Selman	56	Chairman of the Board, President and Chief Executive Officer	1993
Alan M. Saperstein	53	Director and Chief Operating Officer	1993
Clifford Friedland	61	Director and Senior Vice President Business Development	2004 – see biography below
Charles C. Johnston (1)(2)(3)	77	Director	2003
Carl L. Silva (1)(2)(3)(4)	48	Director	2006
Leon Nowalsky (2)(3)	50	Director	2007
Robert D. (“RD”) Whitney (1)	43	Director	2011

(1)           Member of the Audit Committee

(2)           Member of the Compensation Committee

(3)           Member of the Governance and Nominating Committee

(4)           Member of the Finance Committee

Randy S. Selman. Mr. Selman has served as our Chairman of the Board, President and Chief Executive Officer since our inception in May 1993 and, from September 1996 through June 1999 and from August 1, 2004 through December 15, 2004, has also been our Chief Financial Officer.  From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (NASDAQ:SKTC), a software development company. SKTC developed and marketed software for point-of-sale with complete back office functions such as inventory, sales analysis and communications.  Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989.  Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Selman should currently serve as a director, in light of our business and structure, are as follows: executive management, sales and software development industry experience with SKTC and executive management and public and investor relations experience with Onstream.

Alan M. Saperstein.  Mr. Saperstein has served as our Executive Vice President and a director since our inception in May 1993, and has also been our Chief Operating Officer since December 2004. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects.  Mr. Saperstein has provided consulting services for corporations that have set up their own sales and training video departments.  From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Saperstein should currently serve as a director, in light of our business and structure, are as follows: video and film industry experience with NFL Films and executive management and webcasting and digital media operations experience with Onstream.

                Clifford Friedland. Mr. Friedland was re-appointed as a member of our Board of Directors in April 2011. His initial appointment was in December 2004 and he continued as a board member until his resignation from the board in June 2010, although he continued as Senior Vice President, Business Development. Mr. Friedland’s voluntary resignation was to restore our board to the required majority of independent members, following the death of another board member. He served as Chairman, CEO and co-founder of Acquired Onstream from June 2001 until joining our company. Mr. Friedland was Vice President of Business Development and co-founder of TelePlace, Inc., a developer and owner of Internet data centers and central offices from December 1999 to May 2001. Mr. Friedland was co-founder, Chairman and co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Friedland was President of Clifford Friedland Inc., a technology consulting firm, from January 1991 to April 1993. Mr. Friedland was a Director and co-founder of Action Pay-Per-View, a pay per view cable channel from January 1988 to December 1990. Mr. Friedland was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from June 1984 to December 1987. Mr. Friedland was Vice President and co-founder of United States Satellite Systems, Inc., an FCC licensed builder and operator of geosynchronous communications satellites from April 1981 until December 1983. Mr. Friedland was Director and co-founder of United Satellite Communications, Inc., the world’s first direct-to-home satellite network from April 1981 until May 1984.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Friedland should currently serve as a director, in light of our business and structure, are as follows: Internet and digital media industry experience (Acquired Onstream, TelePlace, Inc., and Action Pay-Per-View), telecommunications industry experience (Long Distance International, Inc., Long Distance America, United States Satellite Systems, Inc. and United Satellite Communications, Inc.) and executive management experience with Onstream.

Charles C. Johnston. Mr. Johnston has been a member of our Board of Directors since April 2003 and serves on our Audit (as Chairman), Compensation and Governance and Nominating Committees. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company, since July 1993. Mr. Johnston has also served as Chairman of Inshore Technologies, a private company, since 1994 and J&C Resources, a private company, since 1987. Mr. Johnston has been a member of the board of directors of AuthentiDate Holding Company (Nasdaq National Market: ADAT), Internet Commerce Corporation (Nasdaq National Market: ICCA), McData Corporation (Nasdaq National Market: MCDT), Grumman Corporation and Teleglobe Corporation. Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute, where he earned his Bachelor of Science degree.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Johnston should currently serve as a director, in light of our business and structure, are as follows: management and board experience at public technology-oriented companies (ADAT, ICCA, MCDT, Grumman, Teleglobe) and management experience in other technology-oriented firms (Ventex, Inshore).

Carl Silva.  Mr. Silva, who has been a member of our Board of Directors since July 2006, serves on our Audit, Compensation (as Chairman), Governance and Nominating and Finance Committees. Mr. Silva has over 25 years of experience in the telecommunications and high tech industry, and he has held a variety of positions in business development, sales, marketing, software engineering, and systems engineering during this time. During 2012, Mr. Silva joined ANXeBusiness Corp.as their Chief Scientist, responsible for developing a new nationwide credit card protection system.  In 2011, Mr. Silva cofounded Smalltell, which focuses on social commerce solutions, such as mobile payment technologies, user-generated content, wireless broadband devices, and nationwide data plans.  Also in 2011, Mr. Silva was Chief Scientist and VP of Technology for Nexaira Wireless, Inc. (NXWI.OB), a 3G/4G Router company, starting there in 2008. Prior to this Mr. Silva was CEO of Cognigen Business Systems, Inc. (NASDAQ: CNGW), a managed service provider for small to mid-size businesses for VoIP and high speed Internet. In May 2003, Mr. Silva started Anza Borrego Partners as a management consulting firm designed to support entrepreneurs in the growth of their businesses.  Mr. Silva was Senior Vice-President for SAIC’s Converged Network Professional services organization from July 1998 to May 2003.  From September 1994 to June 1998, he was with Telcordia Technologies (formerly Bell Communications Research, or Bellcore), where he implemented the first VoIP softswitch in the cable industry.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Silva should currently serve as a director, in light of our business and structure, are as follows: over 25 years of experience in the telecommunications and high tech industry, most notably at ANX, Nexaira, Cognigen and SAIC.

Leon Nowalsky.  Mr. Nowalsky was appointed a member of our Board of Directors in December 2007 and serves on our Compensation and Governance and Nominating (as Chairman) Committees. Mr. Nowalsky, a partner in the New Orleans-based law firm of Nowalsky, Bronston & Gothard APLLC (NBG), possesses over 20 years experience in the field of telecommunications law and regulation. Mr. Nowalsky presently is a founder and board member of Thermo Credit, LLC, a specialty finance company for the telecommunications industry and J.C. Dupont, Inc., a Louisiana based oil and gas concern. Mr. Nowalsky has been general counsel for Telemarketing Communications of America, Inc., (“TMC”), as well as lead counsel in TMC’s mergers and acquisitions program, and following TMC’s acquisition by a wholly owned subsidiary of Advanced Telecommunications Corporation, Mr. Nowalsky served as ATC’s chief regulatory counsel as well as interim general counsel.  In 1990, Mr. Nowalsky left ATC to set up a private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law, which later expanded to become NBG. Mr. Nowalsky has previously served as a director of the following companies: Network Long Distance, Inc., a long distance company which was acquired by IXC Communications; RFC Capital Corp., a specialty finance company dedicated exclusively to the telecommunications industry which was purchased in 1999 by TFC Financial Corp., a division of Textron (NYSE:TXT); and New South Communications, a facilities-based competitive local exchange carrier which merged to form NUVOX, which was subsequently acquired by Windstream; W2Com, LLC, a video conferencing and distance learning provider which was acquired by Arel Communications & Software, Ltd. (NASDAQ: ARLC).

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Nowalsky should currently serve as a director, in light of our business and structure, are as follows: over 20 years experience in the field of telecommunications law and regulation, most notably at TMC and ATC, as well his currently active private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law.

Robert D. (“RD”) Whitney.  Mr. Whitney was appointed a member of our Board of Directors in April 2011 and serves on our Audit Committee. Mr. Whitney has been a partner since January 2011 with Greenhaven Partners (“Greenhaven”), a private-equity firm focusing on investments in specialty information and digital media oriented businesses, and in connection with that role is Chief Executive Officer of two Greenhaven owned entities - Management Networks, LLC (including the Institute of Finance and Management) and Exchange Networks, LLC (a MarketPlace365 promoter) and Chief Operating Officer of a third - Chief Executive Group, LLC. From 2008 through 2010, Mr. Whitney was CEO of the online media division of the Tarsus Group, PLC, a London-based B2B conference and event producer (TRS.L) and in this position he was also associated with Onstream in various roles during the development and commercial introduction phases of MarketPlace365. From 1997 through 2005, and again in 2006 through 2008, he served in various roles (including Vice President of Operations and General Manager) with Kennedy Information, a firm specializing in delivering market intelligence through multiple media. During this time, Mr. Whitney was instrumental in the sale of Kennedy Information to its current parent company, BNA, which was the largest independent publisher of information and analysis products for professionals in business and government. He also has held positions at Kluwer Law International (a division of Wolters Kluwer), the Thompson Publishing Group, Yankee Publishing, Vicon Publishing and Connell Communications (a division of IDG). Mr. Whitney holds an MBA from Fitchburg State College and a BS from Bentley University.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Whitney should currently serve as a director, in light of our business and structure, are as follows: over 20 years management-level experience in marketing and publishing (including Tarsus Group and Kennedy Information) as well as extensive experience in creating strategy for both B2B and B2C marketplaces and in management of major conferences, executive forums, and events (Tarsus Group), all of which we believe will provide valuable insight with respect to the proper focus of our development and sales efforts with respect to MarketPlace365 and our other products.

There is no family relationship between any of the nominees or between any of the nominees and us.  There are no material proceedings to which any nominee is a party adverse to us or any of its subsidiaries or has a material interest adverse to us or any of our subsidiaries. See Item L - “Transactions with Related Persons” - below.

C.            Director Independence

Rule 5605(b)(1) of the NASDAQ Listing Rules to which we are subject requires that a majority of the members of our Board of Directors are independent as defined in Rule 5605 (a)(2) of the NASDAQ Listing Rules.  Our Board of Directors has determined that the following directors satisfy the independence requirements of the NASDAQ Listing Rules: Charles Johnston, Carl Silva, Leon Nowalsky and Robert D. (“RD”) Whitney.

D.           Board Meetings and Committees; Annual Meeting Attendance

The Board of Directors meets regularly (in-person and/or by telephone conference) during the year to review matters affecting us and to act on matters requiring Board approval and it also holds special meetings whenever circumstances require. In addition, it may act by written consent. During the fiscal year ended September 30, 2011, there were five meetings of the Board, and the Board took action eighteen times by written consent. The Board of Directors has four standing committees as discussed below and may, from time to time, establish additional committees.

All Board members are encouraged to attend the Annual Meeting of stockholders.  At our last annual meeting of stockholders, all of our seven Board members were in attendance – five in person and two by telephone.

Audit Committee

The Audit Committee of the Board of Directors is responsible for the engagement of our independent public accountants, approves services rendered by our accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Board has previously adopted a charter for the Audit Committee. Pursuant to the requirements of the Securities and Exchange Commission which requires that we provide our shareholders with a copy of the Audit Committee Charter at least once every three years, we have included a copy of the Audit Committee Charter as Appendix C to our proxy statement for our 2010 Annual Meeting filed with the SEC on February 19, 2010.

The Audit Committee is presently composed of Messrs. Johnston (chairman), Silva and Whitney. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market and they are “audit committee financial experts” within the meaning of the applicable regulations of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met (in-person and/or by telephone conference) four times in fiscal 2011.

2011 Audit Committee Report.  The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Our management has responsibility for preparing our financial statements as well as for our financial reporting process. Our independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year ended September 30, 2011 with our management.

2)	The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

3)

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent accountants.

4)

Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in Onstream’s Annual Report on Form 10-K for the year ended September 30, 2011, for filing with the Securities and Exchange Commission.

/s/ Charles C. Johnston
/s/ Carl L. Silva
/s/ Robert D. (“RD”) Whitney

Compensation Committee

The Compensation Committee establishes and administers our executive and director compensation practices and policies, including the review of the individual elements of total compensation for executive officers and directors and recommendation of adjustments to the Board of Directors.  In addition, the Compensation Committee administers our 1996 Stock Option Plan and our 2007 Equity Incentive Plan and determines the number of performance shares and other equity incentives awarded to executives and directors (as well as all other employees) and the terms and conditions of which they are granted and  recommends plans and plan amendments to the Board.  The Compensation Committee is presently composed of Messrs. Silva (chairman), Johnston and Nowalsky. The Compensation Committee met (in-person and/or by telephone conference) one time in fiscal 2011.

The Compensation Committee has the responsibility to review, recommend, and approve all executive officer compensation arrangements. The Compensation Committee has the specific responsibility and authority to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our shareholders. The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers. We seek to accomplish this goal by rewarding past performance, providing an incentive for future performance, and aligning our executive officers’ long-term interests with those of our shareholders. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value. Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives’ incentives to increase our stock price and maximize shareholder value. In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs. Our primary strategy for building senior management depth is to develop personnel from within our company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources.

Our compensation program for executive officers generally consists of the following five elements: (i) base salary, (ii) performance-based annual bonus (currently equity based) determined primarily by reference to objective financial and operating criteria, (iii) long-term equity incentives in the form of stock options and other stock-based awards or grants, (iv) specified perquisites and (v) benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our desired culture of industry leading performance and cost control, the Compensation Committee has attempted to keep base salaries at moderate levels for companies within our market and total capitalization and weight overall compensation toward incentive cash and equity-based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

Pursuant to the requirements of the Securities and Exchange Commission which requires that we provide our shareholders with a copy of the Compensation Committee Charter at least once every three years, we have included a copy of the Committee Charter as Appendix D to our proxy statement for our 2010 Annual Meeting filed with the SEC on February 19, 2010.

Finance Committee

The Finance Committee reviews and makes recommendations concerning:

•                     proposed dividend actions, stock splits and repurchases,

•                     current and projected capital requirements,

•                     issuance of debt or equity securities,

•                     strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments,

•                     customer financing activities, business and related customer finance business and funding plans of Onstream and its subsidiaries,

•                     overall company risk management program and major insurance programs, and

•                     investment policies, administration and performance of the trust investments of our employee benefit plans.

Mr.  Silva is currently the sole member of the Finance Committee. The Finance Committee met in fiscal 2011 in conjunction with meetings of the full Board of Directors.

Governance and Nominating Committee

While we have not adopted a formal charter for the Governance and Nominating Committee, in June 2003 our Board of Directors adopted Corporate Governance and Nominating Committee Principles.  An updated copy of our Corporate Governance and Nominating Committee Principles was included as Appendix A to the proxy statement for our 2008 and 2009 Annual Meeting of Stockholders filed with the SEC on January 28, 2009.

The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to:

•	the responsibilities and functions of the Board and Board committees and with respect to Board compensation,
•	the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board,
•	candidates for election as Chief Executive Officer and other corporate officers, and
•	monitoring the performance of the Chief Executive Officer and our plans for senior management succession.

The Governance and Nominating Committee has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not one of our directors, officers, or employees. These nominations will be evaluated on the same basis as candidates proposed by any other person. A stockholder may nominate a person for election as a director at an annual meeting of the stockholders only if such stockholder gives written notice to our Corporate Secretary as described in the applicable proxy statement for the previous year’s annual meeting of stockholders. Each written notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected. Each written notice must also set forth, as to the stockholder making such nomination, (i) the name and address of such stockholder, as they appear on our books, (ii) the class and number of shares of our stock which are owned by such stockholder, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation whether the stockholder intends or is a part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of such nomination. We will evaluate the suitability of potential candidates nominated by stockholders in the same manner as other candidates identified to the Governance and Nominating Committee, including the specific minimum qualifications described below.

The procedures for identifying candidates include a review of Onstream's current directors, soliciting input from existing directors and executive officers, and a review of submissions from stockholders, if any. Onstream’s management believes that the Board should be composed of

•	directors chosen with a view to bringing to the Board a variety of experiences and backgrounds,
•	directors who have high level managerial experience or are accustomed to dealing with complex problems,
•	directors who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board, and
•	a majority of the Board's directors must be independent directors under the criteria for independence required by the Securities and Exchange Commission and the NASDAQ Stock Market.

In considering possible candidates for election as an outside director, the Governance and Nominating Committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

•	Each director should be an individual of the highest character and integrity, have experience at (or demonstrated understanding of) strategy/policy-setting and a reputation for working constructively with others.
•	Each director should have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director.
•	Each director should be free of any conflict of interest, which would interfere with the proper performance of the responsibilities of a director.
•	The Chief Executive Officer is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

The Governance and Nominating Committee is presently composed of Messrs. Nowalsky (chairman), Johnston and Silva, who are each "independent" as independence for nominating committee members is defined within the NASDAQ Listing Rules. The Governance and Nominating Committee met (in-person and/or by telephone conference) two times in fiscal 2011.

E.            Board leadership structure and role in risk oversight

The Board’s leadership structure combines the positions of chairman and CEO, which we have determined to be appropriate, given our specific characteristics and circumstances. In particular, our chairman and CEO is able to utilize the in-depth focus and perspective as a company co-founder and his practical experience gained during several years of running the company since its founding to effectively and efficiently guide the Board. The Board has not designated a lead independent director, since it has determined that our chairman closely interacts with the other members of the Board, particularly the independent directors, in fulfilling his responsibilities as chairman and CEO. Although it is management’s responsibility to assess and manage the various risks we face, it is the Board’s responsibility to oversee management in this effort. The Board administers its risk oversight function by appropriate discussions with the CEO, CFO and other members of management during meetings of the Board and at other times.

F.           Communications with Directors

Stockholders may communicate with any member of the Board of Directors, or the Board of Directors as a whole, by writing to our Corporate Secretary at 1291 SW 29th Avenue, Pompano Beach, Florida 33069 with a request to forward same to the intended recipient. In general, all stockholder communications delivered to our Corporate Secretary for forwarding will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

G.           Directors' Compensation

Director Compensation Table

The following table presents director compensation (excluding directors who are Named Executive Officers) for the year ended September 30, 2011:

NAME	FEES EARNED OR PAID IN CASH COMPENSATION ($)(1)	STOCK AWARDS ($)	OPTION AWARDS ($) (4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)

Charles C. Johnston (5) (6)	$ 15,000	30,000 (2)	20,420 (3)	-0-	-0-	-0-	$ 65,420
Carl L. Silva (5)	$ 15,000	-0-	20,420 (3)	-0-	-0-	-0-	$ 35,420
Leon Nowalsky (5)	$ 15,000	-0-	20,420 (3)	-0-	-0-	-0-	$ 35,420
Robert D. Whitney (5)	$ 6,799	-0-	21,081 (3)	-0-	-0-	-0-	$ 27,880

1)         Directors who are not our employees received $3,750 per quarter as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings. Mr. Whitney was appointed as a director on April 18, 2011 and his services as a director were paid for effective with that date.

2)         From time to time we issue the members of our Board of Directors shares of our common stock as compensation for their services as directors. In June 2011, pursuant to approval by our Board of Directors, we issued 30,519 restricted Plan shares our common stock to Mr. Johnston as compensation for services to be rendered by him for the fiscal year ended September 30, 2011, in connection with his position as Chairman of Onstream's Audit Committee. These shares were valued at $0.98 per share, the fair market value at the date of the approval. No other shares were issued to the directors who were not also Named Executive Officers during the year ended September 30, 2011.

3)         From time to time we issue the members of our Board of Directors options to purchase shares of our common stock as compensation for their services as directors.

On January 14, 2011 our Compensation Committee, as part of a company-wide grant, awarded 25,000 four-year Plan options to each member of our Board of Directors at that time, which options vest over two years and are exercisable at $1.23 per share, fair market value on the date of the grant. As a result of this issuance, we are recognizing aggregate non-cash compensation expense of approximately $61,260 ($20,420 each) as compensation in the above table, which represents the full valuation of the related options using the Black-Scholes model. For book purposes, the expense will be recognized over a two year period commencing on the grant date. Options to purchase another 25,000 common shares were approved for issuance to each of these individuals by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

On June 13, 2011 we granted immediately exercisable four-year Plan options to purchase 25,000 shares of our common stock with an exercise price of $1.00 per share (above fair market value on the date of issuance) to Mr. Whitney upon his initial appointment to our Board of Directors. As a result of this issuance, we are recognizing aggregate non-cash compensation expense of approximately $21,081 as compensation in the above table, which represents the full valuation of the related options using the Black-Scholes model. For book purposes, the expense will be recognized over a one year period commencing on the grant date.

No other options were issued to the directors who were not also Named Executive Officers during the year ended September 30, 2011.

4)         In addition to the options to purchase 100,000 common shares issued during the fiscal year ended September 30, 2011 and held by various Board members as discussed above, options granted in previous years were still held as of September 30, 2011 by members of our Board of Directors (excluding those who are Named Executive Officers), as follows:

Mr. Johnston holds immediately exercisable five-year Plan options to purchase 16,667 shares of our common stock with an exercise price of $9.42 per share (above fair market value on the date of issuance), issued to him in August and December 2009.

Mr. Nowalsky held four-year Plan options to purchase 8,333 shares of our common stock with an exercise price of $6.00 per share (above fair market value on the date of issuance), granted to him in December 2007 to upon his initial appointment to our Board of Directors. These options expired unexercised in December 2011.

5)      In addition to the allocation of a percentage of the Company Sale Price to the Executives, as discussed below in Item I - Executive Compensation, on August 11, 2009 our Compensation Committee determined that an additional two percent (2.0%) of the Company Sale Price would be allocated, on the same terms, to the then four outside members of our Board of Directors (0.5% each), as a supplement to provide appropriate compensation for ongoing services as a director and as a termination fee. On June 5, 2010, one of the four outside Directors passed awayand on April 18, 2011, Mr. Whitney was appointed to fill that outside director seat. The status of this item, both with respect to the deceased outside director and/or the new outside director, has not been further addressed by the Compensation Committee to date.

6)         The above table excludes compensation to Mr. Johnston and/or certain entities affiliated with Mr. Johnston related to financing activities – see Item L below – Transactions With Related Persons.

H.              Non-Director Executive Officers

The name and age of each non-director executive officer are set forth below:

Name	Age	Position
Robert E. Tomlinson	55	Senior Vice President and Chief Financial Officer
David Glassman	61	Senior Vice President and Chief Marketing Officer

Robert E. Tomlinson. On December 15, 2004 Mr. Tomlinson was appointed as our Chief Financial Officer.  Mr. Tomlinson joined us as Vice President-Finance in September 2004. Mr. Tomlinson started his financial and accounting career in 1977 with the international accounting firm of Price Waterhouse. In 1982 he left that firm to join Embraer, an international aircraft manufacturing and support firm, at their U.S. subsidiary in Fort Lauderdale, Florida, where he managed all financial functions and eventually was named Senior Vice President-Finance and a member of the U.S. firm’s Board of Directors. Mr. Tomlinson left Embraer in 1994 and joined staffing and human resource firm OutSource International, serving as its Chief Financial Officer and helping to take the company public in 1997. Mr. Tomlinson's areas of responsibility at OutSource International included corporate accounting, treasury and risk management. From when he left OutSource International in February 2000 until 2002 he worked as an independent certified public accountant, focusing on accounting and tax services to corporations. From 2002 until joining us, Mr. Tomlinson served as CFO for Total Travel and Tickets, a Fort Lauderdale based ticket broker.  Mr. Tomlinson has held an active Certified Public Accountant license since 1978.

David Glassman.  Mr. Glassman has served as our Chief Marketing Officer since December 2004. He served as Vice Chairman, President and co-founder of Acquired Onstream from June 2001 until joining our company. Mr. Glassman was Vice President of Marketing and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Glassman was co-founder, Vice Chairman and Co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Glassman was an independent technology consultant from January 1988 to April 1993, with a client list that included Action Pay Per View. Mr. Glassman was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from January 1984 to December 1987. Mr. Glassman was a communications consultant from January 1981 to January 1984 providing services to United States Satellite Systems Inc. and United Satellite Communications Inc. Mr. Glassman was co-founder and director of All American Hero, Inc., a fast food franchisor, from January 1981 until December 1986.

I.           Executive Compensation

The following table sets forth certain information relating to the compensation of (i) our Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 in total compensation during the most recent fiscal year (collectively, the “Named Executive Officers”):

Total compensation as presented in the following table includes cash and non-cash elements. The most significant non-cash element is the value assigned to options based on the Black-Scholes model, and those options as discussed in footnotes 11, 12 and 13 below had strike prices that significantly exceeded the market value of our shares as of September 30, 2011 and 2010, respectively and thus at those dates were what is commonly described as “under water”. The options discussed in footnote 12 below were also unvested and thus not available to be exercised at that date. The shares discussed in footnote 12 below are prohibited to be traded until all restrictions are removed by the Board. See footnote 15 below for a table that presents the cash and non-cash elements of compensation for the years ended September 30, 2011 and 2010:

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)		BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)		ALL OTHER COMPENSATION ($) (14)		TOTAL COMPENSATION ($)(15)

Randy S. Selman President, Chief Executive Officer and Director	2011 2010	$ 271,751 $ 271,751	(12) (12)	-0- -0-	-0- -0-	$ 111,255 $ 45,736	(11) (12) (13)	$ 52,789 $ 55,760	(1)(2)	$ 435,795 $ 373,247

Alan Saperstein Chief Operating Officer and Director	2011 2010	$ 247,047 $ 247,047	(12) (12)	-0- -0-	-0- -0-	$ 107,824 $ 45,736	(11)(12) (13)	$ 53,892 $ 59,660	(3) (4)	$ 408,763 $ 352,443

Robert Tomlinson Chief Financial Officer	2011 2010	$ 230,667 $ 230,667	(12) (12)	-0- -0-	$ 32,037 (12) -0-	$ 73,512 -0-	(11)	$ 56,775 $ 61,601	(5) (6)	$ 392,991 $ 292,268

Clifford Friedland Senior VP - Business Development and Director	2011 2010	$ 219,536 $ 219,536	(12) (12)	-0- -0-	-0- -0-	$ 104,003 -0-	(11)(12)	$ 57,586 $ 61,552	(7)(8)	$ 381,125 $ 281,088

David Glassman Senior VP - Marketing	2011 2010	$ 219,536 $ 219,536	(12) (12)	-0- -0-	-0- -0-	$ 104,003 -0-	(11)(12)	$ 52,698 $ 55,783	(9)(10)	$ 376,237 $ 275,319

(1)                 Includes $14,392 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,397 for retirement savings and 401(k) match.

(2)                 Includes $17,452 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,308 for retirement savings and 401(k) match.

(3)                 Includes $18,892 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $18,000 for retirement savings.

(4)                 Includes $24,660 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $18,000 for retirement savings.

(5)                 Includes $18,892 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $20,883 for retirement savings and 401(k) match.

(6)                 Includes $23,718 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $20,883 for retirement savings and 401(k) match.

(7)                 Includes $18,892 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,694 for retirement savings and 401(k) match.

(8)                 Includes $23,718 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $20,834 for retirement savings and 401(k) match.

(9)                 Includes $14,009 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,689 for retirement savings and 401(k) match.

(10)             Includes $16,552 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $22,231 for retirement savings and 401(k) match.

(11)             On January 14, 2011 our Compensation Committee, as part of a company-wide grant, awarded 90,000 four-year Plan options to each of our Named Executive Officers, which options vest over two years and are exercisable at $1.23 per share, fair market value on the date of the grant. However, the quoted market value of an ONSM share was $0.73 per share as of September 30, 2011. As a result of this issuance, we are recognizing aggregate non-cash compensation expense of approximately $367,560 ($73,512 each) as compensation in the above table, which represents the full valuation of the related options using the Black-Scholes model. For book purposes, the expense will be recognized over a two year period commencing on the grant date.

(12)             Effective October 1, 2009, a significant portion of our workforce, including the Named Executive Officers, took a 10% payroll reduction, which we expect will be maintained until increased revenue levels result in positive cash flow (sufficient to cover capital expenditures and debt service). However, even though this 10% was deducted from the amounts paid to the Named Executive Officers and the contractually scheduled September 28, 2010 and 2011 raises were not given effect, no adjustment was made to the terms of their related employment agreements, as set forth below, to reflect these matters. Based on approval by our Compensation Committee effective September 29, 2011, an aggregate of 41,073 restricted common Plan shares and four-year Plan options to purchase an aggregate of 266,074 common shares for $0.97 per share (in excess of fair market value on the date of the grant) were issued to the Named Executive Officers as partial consideration for this withheld compensation and are reflected as non-cash compensation in the above table, in the aggregate amount of $165,074. The common shares are prohibited from trading unless all restrictions are removed by the Board and the options are as of now unvested. A portion of the accrued liability under the caption “Amounts due to executives and officers” on our September 30, 2011 balance sheet pertains to the unresolved contractual obligations through that date, to the extent not addressed by the issuance of restricted shares and options discussed above. However, this will not be reflected as compensation in the above table until and unless additional payments are made to the Named Executive Officers in settlement of those amounts.

(13)             On December 17, 2009, our Compensation Committee granted 89,916 fully vested five-year Plan Options (44,958 each) to Messrs. Selman and Saperstein in exchange for the cancellation of an equivalent number of fully vested Non Plan Options held by them and expiring in December 2009, with no change in the $9.42 exercise price, which was in excess of the market value of an ONSM share as of the grant date. Furthermore, the quoted market value of an ONSM share was $0.73 and $1.04 per share as of September 30, 2011 and 2010, respectively. As a result of this cancellation and the corresponding issuance, we recognized non-cash compensation expense of approximately $91,472 ($45,736 each) for the year ended September 30, 2010, which represented the full valuation of the related options using the Black-Scholes model.

(14)             The Named Executive Officers did not receive non-equity incentive plan compensation or compensation from changes in pension value and nonqualified deferred compensation earnings during the periods covered by the above table.

(15)             Below is a table that presents the cash and non-cash elements of compensation for the years ended September 30, 2011 and 2010:

For the year ended September 30, 2011:

	Cash Compensation	Non-Cash Compensation
Randy S. Selman	$324,540	$111,255
Alan Saperstein	$300,939	$107,824
Robert Tomlinson	$287,442	$105,549
Clifford Friedland	$277,122	$104,003
David Glassman	$272,234	$104,003

For the year ended September 30, 2010:

	Cash Compensation	Non-Cash Compensation
Randy S. Selman	$327,511	$45,736
Alan Saperstein	$306,707	$45,736
Robert Tomlinson	$292,268	$-
Clifford Friedland	$281,088	$-
David Glassman	$275,319	$-

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding stock options held as of September 30, 2011 by the Named Executive Officers. There were no outstanding stock awards held by them as of that date:

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)		OPTION EXPIRATION DATE
NAME	EXERCISABLE	UNEXERCISABLE

Randy Selman (3)	44,958 30,042 66,667 66,667 4,583	90,000 (1) 75,486 (2)		$ $ $ $ $ $ $	1.23 0.97 9.42 9.42 15.00 10.38 10.38	1/14/2015 9/29/2015 12/17/2014 8/11/2014 8/11/2014 9/28/2012– 9/28/2015 12/31/2011–6/30/2013
Alan Saperstein (3)	44,958 30,042 66,667 66,667 4,583	90,000 (1) 68,424 (2)		$ $ $ $ $ $ $	1.23 0.97 9.42 9.42 15.00 10.38 10.38	1/14/2015 9/29/2015 12/17/2014 8/11/2014 8/11/2014 9/28/2012– 9/28/2015 12/31/2011–6/30/2013
Robert Tomlinson (3)	25,000 66,667 4,583	90,000 (1)		$ $ $ $	1.23 7.26 10.38 10.38	1/14/2015 8/11/2014 9/28/2012– 9/28/2015 12/31/2011–6/30/2013
Cliff Friedland (3)	66,667 4,583 14,810	90,000 (1) 60,982 (2)		$ $ $ $ $	1.23 0.97 10.38 10.38 20.26	1/14/2015 9/29/2015 9/28/2012– 9/28/2015 12/31/2011–6/30/2013 7/1/2012
David Glassman (3)	66,667 4,583 14,810	90,000 (1) 60,982 (2)		$ $ $ $ $	1.23 0.97 10.38 10.38 20.26	1/14/2015 9/29/2015 9/28/2012– 9/28/2015 12/31/2011–6/30/2013 7/1/2012

(1)

These options are discussed in footnote 12 to the Summary Compensation table presented above. The options presented exclude additional Plan options to purchase 90,000 common shares approved for issuance to each of the Named Executive Officers by the Compensation Committee in January 2011 pending a sufficient increase in the Plan shares, for which shareholder approval was requested and received in June 2011 but the options have not yet been formally granted or issued.

(2)	These options are discussed in footnote 12 to the Summary Compensation table presented above.
(3)

The executive’s employment agreement provides that under certain circumstances, all options previously granted to the executive will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and we will pay all taxes for the executive. These conditions are discussed in detail below, under Item J - “Employment Agreements”.

J.           Employment Agreements

On September 27, 2007, our Compensation Committee and Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO and Treasurer), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. On May 15, 2008 and August 11, 2009 our Compensation Committee and Board approved certain corrections and modifications to those agreements, which are reflected in the discussion of the terms of those agreements below. The agreements provide that the initial term shall automatically be extended for successive one (1) year terms thereafter unless (a) the parties mutually agree in writing to alter the terms of the agreement; or (b) one or both of the parties exercises their right, pursuant to various provisions of the agreement, to terminate the employment relationship.

            The agreements provide initial annual base salaries of $253,000 for Mr. Selman, $230,000 for Mr. Saperstein, $207,230 for Mr. Tomlinson and $197,230 for Messrs. Friedland and Glassman, plus 10% annual increases through December 27, 2008 and 5% per year thereafter. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month and an annual reimbursement of dues or charitable donations up to $5,000.  We also pay insurance premiums for the Executives, including medical, life and disability coverage. These agreements contain certain non-disclosure and non-competition provisions and we have agreed to indemnify the Executives in certain circumstances.

                Under the terms of the above employment agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, we would be obligated to pay each of the Executives an amount equal to three times the Executive’s base salary plus full benefits for a period of the lesser of (i) three years from the date of termination or (ii) the date of termination until a date one year after the end of the initial employment contract term. We may defer the payment of all or part of this obligation for up to six months, to the extent required by Internal Revenue Code Section 409A. In addition, if the five day average closing price of the common stock is greater than or equal to $6.00 per share on the date of any termination or change in control, all options previously granted the Executive(s) will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and we will pay all related taxes for the Executive(s).  If the five-day average closing price of the common stock is less than $6.00 per share on the date of any termination or change in control, the options will remain exercisable under the original terms.

Under the terms of the above employment agreements, we may terminate an Executive’s employment upon his death or disability or with or without cause. To the extent that an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with our disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability.

The above employment agreements also provide that in the event we are sold for a Company Sale Price that represents at least $6.00 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the Executives will receive, as a group, cash compensation of twelve percent (12.0%) of the Company Sale Price, payable in immediately available funds at the time of closing such transaction. The Company Sale Price is defined as the number of Equivalent Common Shares outstanding at the time we are sold multiplied by the price per share paid in such Company Sale transaction. The Equivalent Common Shares are defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares or other convertible securities and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of the above employment agreements but the market price per share used for this purpose to be no less than $6.00. The 12.0% is allocated in the employment agreements as two and one-half percent (2.5%) each to Messrs. Selman, Saperstein, Friedland and Glassman and two percent (2.0%) to Mr. Tomlinson.

On January 14, 2011 our Compensation Committee agreed that it would approve amendments to the executive employment agreements, as well as amending the same terms as applicable to the Board members (see below), allowing for all or part of such compensation to be paid in shares at the recipient’s option, at any time if our stock is trading above $6.00 per share, without requiring that we be sold. The issuance of such shares would be to the extent permitted by applicable law and subject to shareholder and/or any other required regulatory approvals.

The above description is qualified in its entirety by the terms and conditions of the employment agreements.

K.           Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended September 30, 2011 and Forms 5 and amendments therto furnished so us with respect to the fiscal year ended September 30, 2011, as well as any written representation from a reporting person that no Form 5 is required, we are not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 2011, other than indicated below.

Randy Selman, our CEO and Chairman of the Board, Alan Saperstein, our COO and one of our directors, Robert Tomlinson, our CFO, Clifford Friedland, our Senior Vice President Business Development and one of our directors and David Glassman, our Senior Vice President and Chief Marketing Officer, have not filed a Form 4 on a timely basis related to 90,000 options granted each of them on January 14, 2011 (See Item I – Executive Compensation). Messrs. Selman, Saperstein, Tomlinson, Friedland and Glassman have represented to us that they will file these forms as soon as practicable.

Charles Johnston, Carl Silva and Leon Nowalsky, directors, have not filed a Form 4 on a timely basis related to 25,000 options granted each of them on January 14, 2011 (See Item G – Directors’ Compensation). Messrs. Johnston, Silva and Nowalsky have represented to us that they will file these forms as soon as practicable.

Robert D. (“RD”) Whitney, director, has not filed a Form 4 on a timely basis related to 25,000 options granted to him on June 13, 2011 (See Item G – Directors’ Compensation). Mr. Whitney has represented to us that he will file this form as soon as practicable.

L.           Transactions with Related Persons

Certain relationships and Related Transactions

In December 2007, we entered into a line of credit arrangement (the “Line”) with a financial institution (the “Lender”) under which we could borrow up to an aggregate of $1.0 million for working capital, collateralized by our accounts receivable and certain other related assets. In August 2008 the maximum allowable borrowing amount under the Line was increased to $1.6 million and in December 2009 this amount was again increased to $2.0 million. The outstanding balance bears interest at 12.0% per annum, adjustable based on changes in prime after December 27, 2011 (was prime plus 8% per annum through December 2, 2008, prime plus 11% per annum from that date through December 28, 2009 and 13.5% per annum from that date to December 27, 2011), payable monthly in arrears. Effective December 28, 2009, we also incur a weekly monitoring fee of one twentieth of a percent (0.05%) of the borrowing limit, payable monthly in arrears. We paid the Lender initial origination and commitment fees in December 2007 aggregating $20,015, an additional commitment fee in August 2008 of $6,000 related to the increase in the lending limit for the remainder of the year, a commitment fee of $16,000 in December 2008 related to the continuation of the increased Line for an additional year, a commitment fee of $20,000 in December 2009 related to the continuation of the Line for an additional year as well as an increase in the lending limit, a commitment fee of $20,000 in December 2010 related to the continuation of the Line for an additional year and a commitment fee of  $20,000 in March 2012 related to the continuation of the Line for the year ended December 2012. The expiration of the Line is December 27, 2013, although we are obligated to pay the Lender a commitment fee of $20,000 in December 2012 related to the continuation of the Line for that additional year. We also pay the Lender fees and expenses totaling approximately two to three thousand dollars per quarter related to their reviews of our receivable and other records related to the loan. Mr. Leon Nowalsky, a member of our Board of Directors, is also a founder and board member of the Lender.

In April 2009 we borrowed $750,000 from Rockridge Capital Holdings, LLC (“Rockridge”), an entity controlled by Mr. Fred Deluca, one of our largest shareholders, in accordance with the terms of a Note and Stock Purchase Agreement (the “Rockridge Agreement”) between Rockridge and us. In June 2009, we borrowed an additional $250,000 from Rockridge in accordance with the Rockridge Agreement. On September 14, 2009, we entered into Amendment Number 1 to the Agreement (the “Amendment”), as well as an Allonge to the Note (the “Allonge”), which allowed us to borrow up to an additional $1.0 million from Rockridge. We borrowed $500,000 on September 18, 2009 and the remaining $500,000 on October 20, 2009, resulting in cumulative borrowings under the Rockridge Agreement, as amended, of $2.0 million. This transaction is secured by a first priority lien on all of our assets, such lien subordinated only to the extent higher priority liens on assets, primarily accounts receivable and certain designated software and equipment, are held by certain of our other lenders and is repayable in equal monthly installments through August 14, 2013, which installments include principal plus interest at 12% per annum,  in addition to an approximately $500,000 balloon payment (plus approximately $5,000 interest) due on September 14, 2013.The outstanding principal amount, or portions thereof, are convertible into our common stock (using a minimum conversion price of $2.40 per share) and the Note and Stock Purchase Agreement also provides that Rockridge may receive an origination fee of 366,667 restricted Onstream common shares (the “Shares”) upon not less than sixty-one (61) days written notice to us, which notice has not yet been given. The Rockridge Agreement, as amended, provides that on the Maturity Date we shall pay Rockridge up to a maximum of $75,000, based on the sum of (i) the cash difference between the per share value of $1.20 (the “Minimum Per Share Value”) and the average sale price for all previously sold Shares (whether such number is positive or negative) multiplied by the number of sold Shares and (ii) for the Shares which were not previously sold by Rockridge, the cash difference between the Minimum Per Share Value and the market value of the Shares at the Maturity Date (whether such number is positive or negative) multiplied by the number of unsold Shares, up to a maximum shortfall amount of $75,000 in the aggregate for items (i) and (ii). We have recorded no accrual for this matter on our financial statements as of March 31, 2012, since we believe that the variables affecting any eventual liability cannot be reasonably estimated at this time. However, if the closing ONSM share price of $0.52 per share on August 3, 2012 was used as a basis of calculation, the required payment would be approximately $75,000.

On December 29, 2009, we entered into an agreement with CCJ Trust (“CCJ”) whereby accrued interest on a previous $200,000 cash advance through that date of $5,808 was paid by us in cash and the $200,000 advance was converted to an unsecured subordinated note payable (the “CCJ Note”) at a rate of 8% interest per annum in equal monthly installments of principal and interest for 48 months plus a $100,000 principal balloon at maturity, although none of those payments were subsequently made by us. CCJ is a trust for the adult children of Mr. Charles Johnston, one of our directors, and he disclaims any beneficial ownership interest in CCJ. To resolve the payment default, the CCJ Note was amended in January 2011 to prospectively increase the interest rate to 10% per annum, payable quarterly, and to require two principal payments of $100,000 each on December 31, 2011 and December 31, 2012, respectively. This amendment also called for our cash payment of the previously accrued interest in the amount of $16,263 on or before January 31, 2011. The remaining principal balance of the CCJ Note may be converted at any time into our common shares at the greater of (i) the previous 30 day market value or (ii) $2.00 per share (which was $3.00 per share prior to the January 2011 renegotiation). On July 22, 2011, in order to reduce our near-term cash requirements, we agreed to convert $90,000 of the $100,000 December 31, 2011 principal payment to 100,000 common shares, leaving a remaining balance outstanding under the CCJ Note of $110,000, of which $10,000 was paid in January 2012.

In conjunction with and in consideration of the December 2009 note transaction, the 35,000 shares of Series A-12 (with a stated value of $10.00 per share and convertible into common at $6.00 per share) held by CCJ at that date were exchanged for 35,000 shares of Series A-13 (with a stated value of $10.00 per share and convertible into common at $3.00 per share) plus four-year warrants for the purchase of 29,167 Onstream common shares at $3.00 per share. In conjunction with and in consideration of January 2011 note transaction entered into by us with CCJ, it was agreed that certain terms of the 35,000 shares of Series A-13 held by CCJ at that date would be modified as follows -  the conversion rate to common shares, as well as the minimum conversion rate for payment of dividends in common shares, will be $2.00 per share, the maturity date will be December 31, 2012 and dividends will be paid quarterly, in cash or, at our option, in unregistered shares. In addition it was agreed that $28,000 in A-13 dividends for calendar 2010 would be immediately paid by issuance of 14,000 unregistered common shares, using the minimum conversion rate of $2.00 per share.

During December 2009, we received funding commitment letters executed by three (3) entities agreeing to provide us, within twenty (20) days after our notice given on or before December 31, 2010, aggregate cash funding of $750,000. The funding under the commitment letters would be in exchange for our equity under mutually agreeable terms to be negotiated at the time of funding, or in the event such terms could not be reached, in the form of repayable debt. Terms of the repayable debt would also be subject to negotiation at the time of funding, provided that, among other things, the debt would be unsecured and subordinated and the rate of return on such debt, including cash and equity consideration given, would not be greater than (i) a cash coupon rate of fifteen percent (15%) per annum and a (ii) total effective interest rate of thirty percent (30%) per annum. As consideration for these commitment letters, the issuing entities received an aggregate of 12,500 unregistered shares. One of these funding commitment letters, for $250,000, was executed by Mr. Charles Johnston, one of our directors, who received 4,167 of the 12,500 shares.

On January 4, 2011, we received a funding commitment letter (the “2011 Funding Letter”) from J&C Resources, Inc. (“J&C”), agreeing to provide us, within twenty (20) days after our notice given on or before December 31, 2011, aggregate cash funding of up to $500,000, which could be requested in multiple tranches. Mr. Charles Johnston, one of our directors, is the president of J&C. The 2011 Funding Letter was obtained by us solely to demonstrate our ability to obtain short-term funds in the event other funding sources were not available, but did not represent any obligation on our part to accept such funding on those terms, was not expected by us to be exercised and was not exercised. The cash provided under the 2011 Funding Letter would be in exchange for our issuance of (a) a note or notes with interest payable monthly at 15% per annum and principal payable on the earlier of a date twelve months from funding or July 1, 2012 and (b) our issuance of 1 million unregistered common shares, which shares would be prorated in the case of partial funding. The note or notes would be unsecured and subordinated to all of our other debts, except to the extent such the terms of such debts would allow pari passu status. Furthermore, the note or notes would not be subject to any provisions, other than with respect to priority of payments or collateral, of our other debts. Upon receipt by us of an equivalent amount in dollars of investment from any other source after the date of the 2011 Funding Letter, other than funding received in connection with the LPC Facility, this Funding Letter would be terminated.

On January 10, 2012, we received a funding commitment letter (the “Funding Letter”) from J&C, agreeing to provide us, within twenty (20) days after our notice given on or before December 31, 2012, aggregate cash funding of up to $550,000, which may be requested in multiple tranches. This Funding Letter was obtained by us solely to demonstrate our ability to obtain short-term funds in the event other funding sources are not available, but does not represent any obligation on our part to accept such funding on these terms and is not expected by us to be exercised. The cash provided under the Funding Letter would be in exchange for our issuance of (a) a note or notes with interest payable monthly at 15% per annum and principal payable on the earlier of a date twelve months from funding or July 1, 2013 and (b) our issuance of 2.3 million unregistered common shares, which shares would be prorated in the case of partial funding. The note or notes would be unsecured and subordinated to all of our other debts, except to the extent such the terms of such debts would allow pari passu status. Furthermore, the note or notes would not be subject to any provisions, other than with respect to priority of payments or collateral, of our other debts. Upon receipt by us of an equivalent amount in dollars of investment from any other source after the date of this Funding Letter, other than funding received in connection with the LPC Facility, this Funding Letter will be terminated.

In January 2012, as part of the transaction under which J&C issued the Funding Letter, we agreed to reimburse CCJ in cash the shortfall, as compared to minimum guaranteed net proceeds of $139,000, from their resale of 101,744 shares. CCJ will receive these shares upon their conversion of 17,500 shares of Series A-13 and after effecting our agreement as part of the same transaction to reduce the conversion rate on all Series A-13 shares from $2.00 per common share to $1.72 per common share. Based on the estimated shortfall plus (i) the increased value, resulting from this decreased conversion rate, of the underlying common stock related to a second tranche of 17,500 shares of Series A-13 owned by CCJ and (ii) the Black-Scholes value of the issuance of additional warrants and a lower conversion price on all warrants held by Lincoln Park Capital arising from anti-dilution provisions in those warrants, we estimate that the total cost of this Funding Letter will be approximately $118,000, which we are recognizing as expense over a one year period commencing January 2012.

J&C has agreed to stand by to extend the Funding Letter for a second year (i.e., through December 31, 2013), to the extent needed by us at that time and subject to terms agreeable to J&C based on the market and other relevant conditions at the time. We have agreed that if the Funding Letter is extended for a second year, we will reimburse the shortfall from the sale of common shares received by CCJ upon conversion of the second tranche of 17,500 shares of Series A-13 now held by CCJ, on the same terms agreed to with respect to the first tranche of 17,500 shares. We have also agreed that in the event that Mr. Johnston is unable to serve as audit committee chairman for fiscal 2013 as a result of his disability or death, and to the extent that there is a shortfall between the proceeds from the resale of the common shares versus the assigned value of the second tranche of 17,500 shares of Series A-13, that the lesser of $36,000 or the shortfall will be paid to him or his estate.

During 2008 we received an aggregate of $1.0 million from seven accredited individuals and other entities (the “Investors”), under a software and equipment financing arrangement. This included $50,000 received on July 8, 2008 from CCJ Trust (“CCJ”). We issued notes to those Investors (the “Equipment Notes”), which had an original maturity date of June 3, 2011 and were collateralized by specifically designated software and equipment owned by us with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain other of our assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. The Equipment Notes were originally convertible to restricted ONSM common shares at any time prior to their maturity date, at the Investors’ option, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date of conversion, but in no event may the conversion price be less than $4.80 per share. On April 4, 2011 we offered to amend the Equipment Notes, which offer was accepted by certain of those Investors including CCJ, to allow the conversion of 25% of the outstanding principal using a conversion price of $1.20 per share. On April 28, 2011 we offered to amend the Equipment Notes, which offer was accepted by certain of those Investors including CCJ, to allow the conversion of 25% of the outstanding principal using a conversion price of $1.00 per share. Effective October 1, 2011 certain of these Equipment Notes, including $25,000 due to CCJ, were further amended to provide for an October 15, 2012 maturity date and a $0.70 per common share conversion rate (at the Investors’ option). In addition, the payment terms were amended so that 50% of the principal would be paid in eleven equal monthly installments commencing November 15, 2011 and 50% of the principal would be payable on the Maturity Date. In October 2011, CCJ’s note was assigned to a third party unrelated to CCJ, Mr. Johnston or Onstream Media Corporation.

Review, approval or ratification of transactions with related persons

Prior to us entering into any related person transaction, our Board of Directors reviews the terms of the proposed transaction to ensure that they are fair and reasonable, on market terms and on an arms-length basis. Legal or other counsel is consulted as appropriate.

If a related party transaction involves compensation or is otherwise related to an employment relationship with us, the related party transaction will be reviewed by the Compensation Committee. Related party transactions are reported to the Audit Committee for their review and approval of the related disclosure.

With respect to transactions in which a director or executive officer or immediate family member may have a direct or indirect material interest, only disinterested members of the Board of Directors, the Compensation Committee and/or the Audit Committee may vote on whether to approve the transaction.

M.           Code of Conduct and Ethics

                Effective December 18, 2003, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our President (being our principal executive officer) and our Chief Financial Officer (being our principal financial and accounting officer), as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,
•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us,
•	compliance with applicable governmental laws, rules and regulations,
•	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics, and
•	accountability for adherence to the Code of Business Conduct and Ethics.

                Our Code of Business Conduct and Ethics requires, among other things, that all of our personnel shall be accorded full access to our President and to our Chief Financial Officer, with respect to any matter that may arise relating to the Code of Business Conduct and Ethics. Further, all of our personnel are to be accorded full access to our Board of Directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our President or by our Chief Financial Officer.

                In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws.  Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our President or our Chief Financial Officer.  If the incident involves an alleged breach of the Code of Business Conduct and Ethics by our President or by our Chief Financial Officer, the incident must be reported to any member of our Board of Directors.  Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another.

                Our Code of Business Conduct and Ethics is included as Exhibit 14.1 to our Annual Report filed on Form 10-K for the year ended September 30, 2011 We will provide a copy of our Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069.

N.           Required Vote for Nominees

At the Annual Meeting, you will be asked to elect the seven director nominees to serve until the next annual meeting of stockholders or until their successors are elected and qualified.  With respect to this Election of Directors Proposal, the seven nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as our directors (assuming a quorum is present).  A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1

ELECTION OF THE DIRECTOR NOMINEES

PROPOSAL 2:  RATIFICATION OF INDEPENDENT ACCOUNTANTS

Change in Independent Accountants

                Goldstein Lewin & Co. (“Goldstein Lewin”) served as our independent certifying accountants since July 2002. Effective January 1, 2010, Goldstein Lewin consummated a sale of its attest practice to Mayer Hoffman McCann P.C. (“MHM”).  As a result, and as of that date, the Audit Committee of our Board of Directors engaged MHM to serve as our new independent certifying accountants. Representatives of MHM are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

Audit Fees

The audit fees billed to us by MHM for professional services rendered during the fiscal year ended September 30, 2011 were $217,000 for the audit of our annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 as well as the review of our quarterly financial statements included in our quarterly reports on Form 10-Q for the quarters ended December 31, 2010, and March 31 and June 30, 2011.

The aggregate audit fees billed to us by Goldstein Lewin and MHM for professional services rendered during the fiscal year ended September 30, 2010 were $221,707, $126,707 by Goldstein Lewin for the audit of our annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the balance by MHM for the review of our quarterly financial statements included in our quarterly reports on Form 10-Q for the quarters ended December 31, 2009, and March 31 and June 30, 2010.

Audit Related Fees

The aggregate fees billed to us by MHM for assurance and related services relating to the performance of the audit of our financial statements which are not reported under the caption "Audit Fees" above were $5,750 and $23,202 for the fiscal years ended September 30, 2011 and 2010, respectively. These amounts were primarily for MHM’s services rendered in connection with our Form S-3/Shelf Registration first filed with the SEC on March 5, 2010, declared effective by the SEC on April 30, 2010 and subsequently amended with a supplement to the prospectus filed on September 24, 2010.

Tax Fees

The aggregate tax fees billed to us by Goldstein Lewin were none and $5,500 for the fiscal years ended September 30, 2011 and 2010, respectively. Tax fees include the preparation of federal and state corporate income tax returns as well as tax compliance, tax advice and tax planning.

All Other Fees

                Other than fees relating to the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” there were no additional fees billed to us by Goldstein Lewin or MHM for services rendered for the fiscal years ended September 30, 2011 or 2010.

Audit Committee Policies

                Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our independent auditor is engaged by us to render any auditing or permitted non-audit related service, the engagement be:

•	approved by our audit committee; or
•

entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee's responsibilities to management.

                The audit committee pre-approves all services provided by our independent auditors, including those set forth above. The audit committee has considered the nature and amount of fees billed by Goldstein Lewin and MHM and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Goldstein Lewin’s and MHM’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

RATIFICATION OF MAYER HOFFMAN MCCANN P.C. AS THE INDEPENDENT ACCOUNTANTS OF

ONSTREAM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2012

DIRECTIONS TO THE MEETING

You may request directions to the 2012 Annual Meeting via email at IR@onstreammedia.com or by calling (954) 917-6655.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting.  If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

DISSENTER’S RIGHTS

No dissenter’s rights are available under Florida Business Corporations Act or under our Articles of Incorporation as amended or our By-Laws to any shareholder who dissents from any of the proposals set forth herein.

FUTURE STOCKHOLDER PROPOSALS

Our stockholders may submit proposal on matters appropriate for stockholder action (including any election of an Onstream director) at meetings of our stockholders in accordance with Rule 14a-8 under the Exchange Act and all other applicable rules and regulations of the Securities and Exchange Commission.  Any stockholder proposal that does not comply with Rule 14a-8 and all other applicable rules and regulations of the Securities and Exchange Commission will be considered untimely.

Pursuant to Rule 14a-8, stockholder proposals intended to be included in our proxy statement for the fiscal year 2012 annual meeting, scheduled to be held in September 2013, must be received by us on or before April 13, 2013.  Such proposals should be sent to Onstream Media Corporation, Attention: Corporate Secretary, 1291 SW 29 Avenue, Pompano Beach, Florida 33069.

PAPER COPIES OF PROXY MATERIALS

Our shareholders can receive a paper copy of this year’s proxy materials without charge upon request by mail to Investor Relations, Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, Florida 33069.

ELECTRONIC ACCESS TO PROXY STATEMENT AND PERIODIC REPORTS

This proxy statement may be viewed online at www.onsm.com/proxy and our Form 10-K for the year ended September 30, 2011 and Form 10-Q for the quarter ended March 31, 2012 at www.onsm.com/proxy. If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form each year listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Onstream stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us at Attention: Corporate Secretary, 1291 SW 29th Avenue, Pompano Beach, Florida 33069, telephone (954) 917-6655. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New Yor, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC's web site at www.sec.gov.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this proxy, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to:

Onstream Media Corporation

Investor Relations

IR@onstreammedia.com

 (954) 917-6655

ONSTREAM MEDIA CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 28, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF ONSTREAM MEDIA CORPORATION

The undersigned hereby appoints Randy S. Selman Proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of Onstream Media Corporation held of record by the undersigned on August 3, 2012 at the Annual Meeting of Shareholders to be held at Onstream’s corporate offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069, on September 28, 2012 at 10 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present.  In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

1.	To elect a Board of Directors consisting of seven members to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominees:  Randy S. Selman, Alan M. Saperstein, Clifford Friedland, Charles C. Johnston, Carl L. Silva, Leon Nowalsky, and Robert D. (“RD”) Whitney.

☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ FOR all nominees, except as
noted : _________________
Nominee exception

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE 2012 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

(Signature)	(Date)

(Signature if jointly held)	(Date)

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY.  THANK YOU.